Contact: Ginger Harbour VP – Director of Marketing Phone: (205) 981-7837 Fax: (205) 991-2828	PO Box 520 Kosciusko, MS 39090 www.mfbank.com

PRESS RELEASE

Jeff Lacey named as President of M&F Bank

Kosciusko, MS - First M&F Corporation (NASDAQ: FMFC) announced that veteran banker Jeffrey B. Lacey has been named President and Chief Banking Officer of M&F Bank.  He succeeds Scott Wiggers, who will retain his position as President of First M&F Corporation and serve as Vice Chairman of the Board of Directors.

Mr. Lacey is a graduate of Mississippi State University, the Graduate School of Banking at LSU, the Southeastern Commercial Lending School at Vanderbilt, and the ABA Commercial Lending School at Oklahoma< /font>. With more than 21 years of banking experience with M&F Bank, Jeff most recently served as President of M&F Bank’s Rankin County division. He was named to that position in March, 2002.

"Jeff Lacey is the right man for this moment in M&F history," said Hugh S. Potts, Jr., Chairman and CEO of First M&F Corporation. "He has grown within the bank and performed well in every position.  He has deep roots in the M&F market, M&F culture, and M&F history.  For these times and in planning for the future, Jeff and his family are the right choice."

Active in his community, Mr. Lacey is a volunteer for the Boy Scouts of America Andrew Jackson Council, and a member of Rankin First and the Jackson Metro Chamber of Commerce.  He was Past President of the Kosciusko Attala Chamber of Commerce and the Past Chairman of the Kosciusko Attala County Economic Development Authority.   He and his wife, Misty, have two children, Grayson and Addie Hart.

About First M&F Corporation
First M&F Corporation, headquartered in Kosciusko, Mississippi, is a full service provider of banking, trust, securities brokerage and insurance products and services. M&F has $1.6 billion in assets and has 50 bank branches and 9 insurance agency locations serving customers throughout Mississippi, Tennessee, Alabama, and Florida.  M&F is a publicly held company and is traded on the NASDAQ National Market System under the symbol FMFC.

FOR IMMEDIATE RELEASE – DECEMBER 12, 2008